UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 27, 2024

Date of Report (Date of earliest event reported)

Commission file number: 1-3754

Ally Financial Inc.

(Exact name of registrant as specified in its charter)

Delaware	38-0572512
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Ally Detroit Center

500 Woodward Avenue, Floor 10

Detroit, Michigan 48226

(Address of principal executive offices)

(Zip Code)

(866) 710-4623

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ALLY	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Ally Financial Inc. (“Ally”) announced on March 27, 2024 that its Board of Directors appointed Michael G. Rhodes, 58, as the Chief Executive Officer and member of the Board of Ally and Ally Bank, effective on April 29, 2024 (the “Effective Date”). When Mr. Rhodes assumes his role of Chief Executive Officer on the Effective Date, Douglas R. Timmerman who was appointed as Interim Chief Executive Officer of Ally and Ally Bank, effective as of February 1, 2024, will conclude his interim service and will continue in his previous role as President of Dealer Financial Services.

Mr. Rhodes has more than 25 years of experience in the financial services industry. Mr. Rhodes most recently served as the Chief Executive Officer and President of Discover Financial Services and President of Discover Bank, as well as a member of the Board of Directors of Discover Financial Services and Discover Bank. He joined TD Bank Group in 2011 to lead the North American Credit Card and Merchant Services business, and from 2017 to 2021, he also served as the Group Head, Innovation, Technology and Shared Services. Mr. Rhodes’s experience also includes leadership roles at both Bank of America and MBNA America Bank. Mr. Rhodes earned his Master of Business Administration from the Wharton School of Business at the University of Pennsylvania and holds a Bachelor of Science in engineering from Duke University.

Mr. Rhodes has no family relationships with any director or executive officer of Ally or Ally Bank. There are no arrangements or understandings between Mr. Rhodes and any other person pursuant to which Mr. Rhodes was selected as the Chief Executive Officer of Ally or Ally Bank, and there are no transactions involving Mr. Rhodes that would be required to be reported under Item 404(a) of Regulation S-K.

In connection with Mr. Rhodes’s appointment as Chief Executive Officer, the Compensation, Nominating, and Governance Committee of the Board (the “Committee”) approved the following compensation package for Mr. Rhodes, the terms of which are set forth in an offer letter between Ally and Mr. Rhodes (the “Offer Letter”): (i) an initial annual base salary of $1 million; (ii) a total target incentive opportunity for fiscal 2024 of $10.5 million, with the actual amount earned payable after the end of 2024 in the form of a cash incentive (30%) and equity-based awards (70%), with such equity awards consisting 60% of performance-based stock units (“PSUs”) and 40% of time-based restricted stock units (“RSUs”), each to be granted under the Ally Incentive Compensation Plan; and (iii) other employee benefits consistent with those provided to other similarly situated executives officers, including relocation benefits.

In addition, Mr. Rhodes will receive the following sign-on awards to make him whole for certain compensation he is forfeiting or otherwise foregoing from his prior employer in connection with his transition of employment: (i) a one-time cash award of $900,000, which must be repaid to Ally if his employment is terminated for cause or if he voluntarily resigns within the first 12 months after the Effective Date; and (ii) make-whole equity grants with an aggregate grant date value of $16.2 million, which will consist of (x) $4.2 million (at target) in PSUs that will be earned and will vest subject to the same terms and conditions as those PSUs granted to the other Ally named executive officers in 2024 and (y) $12 million in RSUs that will vest one-third on each of December 11, 2024, December 11, 2025 and December 11, 2026, subject to his continued employment on such date and which will otherwise be subject to the terms and conditions that apply to our 2024 equity awards to our named executive officers.

Under the Offer Letter, if within 12 months after the Effective Date, Ally terminates Mr. Rhodes’s employment without cause in the absence of a change in control, he will receive a lump sum cash payment equal to two times his then current annual base salary if and to the extent that the Ally Financial Severance Plan or a successor plan does not provide him with such a payment, subject to his signing and not revoking a release of claims against Ally and its affiliates. Mr. Rhodes will also be eligible for the Ally Financial Severance Plan, as in effect from time to time.

The foregoing description of the Offer Letter does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Offer Letter, a copy of which is attached hereto as exhibit 10.1.

Item 7.01.	Regulation FD Disclosure.

On March 27, 2024, Ally issued a press release announcing the appointment of Mr. Rhodes as its Chief Executive Officer, a copy of which press release is furnished as Exhibit 99.1 hereto and incorporated in this Item 7.01 by reference.

The information in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section. This information shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference to such disclosure in this Form 8-K in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Offer Letter between Ally Financial Inc. and Michael G. Rhodes, dated as of March 26, 2024

99.1	Press Release issued by Ally Financial Inc. on March 27, 2024

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ally Financial Inc. (Registrant)

Dated:	March 27, 2024	/s/ Jeffrey A. Belisle
Jeffrey A. Belisle
Corporate Secretary